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                                                                    EXHIBIT 10.6

                                    AGREEMENT

THIS AGREEMENT is made this  19TH  day of December 2002,


BETWEEN: CONSOLIDATED WATER CO. LTD. (FORMERLY CAYMAN WATER COMPANY LIMITED), a Cayman Islands company having its principal office at Trafalgar Place, West Bay Road, P.O. Box 1114GT, Grand Cayman, Cayman Islands ("CWC")

AND: SAFE HAVEN LTD., a Cayman Islands company having its principal office at Safe Haven Corporate Centre, West Bay Road, P.O. Box 472GT, Grand Cayman, Cayman Islands ("the Customer")


RECITAL:

The Customer wishes to continue to obtain a supply of non-potable water of specified quality in specified volume for the irrigation of its golf course on the east side of the West Bay Road, Grand Cayman, and CWC has agreed to supply the water on the terms set out in this Agreement.


AGREEMENT:

1.   SUPPLY OF WATER

     a. CWC will supply the Customer during the Term, on the terms and conditions set out in this Agreement, non-potable water at the meter(s) referred to in clause 3.e at the rate of 130 gallons per minute at 50 pounds per square inch gauge.

     b. The Volume of water supplied will be the amount from time to time agreed by CWC, who must use its best endeavours to supply the Customer's demands in full.

     c. The water supplied will have total dissolved solids of less than 750 parts per million and a pH factor within the range of 5.5 to 7.0.

2.   STORAGE TANK AND SUPPLY LINE

     The Customer will maintain at its expense the Supply Line and the Storage Tank during the Term and will pay for all losses of water attributable to leakage in either of them or evaporation from the Storage Tank.

3.       PAYMENT

     a. During the period or periods that the Company enjoys an exemption from royalties on sales to the Customer, payable to the Cayman Islands Government under the terms of the Licence, the Customer will pay a price per 1,000 U.S. gallons equal to the total of the following:-


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          i.   The Royalty-Free Consumption Charge, subject to adjustment on 1st
               January, 2004, and on each January 1st thereafter in accordance with sub-clause c ;

          ii.  the Electricity Charge.


     b. During the period or periods that the Company does not enjoy an exemption from royalties on sales to the Customer, payable to the Cayman Islands Government under the terms of the Licence, the Customer will pay a price per 1,000 U.S. gallons equal to the total of the following:-

          i. The Royalty-Due Consumption Charge, subject to adjustment on 1st January, 2004, and on each January 1st thereafter in accordance with sub-clause c ;

          ii.  the Electricity Charge.

     c. On each January 1st commencing 1st January 2004 the Royalty-Free Consumption Charge will be adjusted to the figure obtained by reference to the following formula:-

                           $4.773xUSPPIL    $3.87xCICPIL
                           ------------- +  ---------------
                              USPPI02           CICPI02

              On each January 1st commencing 1st January 2004 the Royalty-Due Consumption Charge will be adjusted to the figure obtained by reference to the following formula:-

                           $5.093xUSPPIL    $4.16xCICPIL
                           ------------- +  ---------------
                              USPPI02           CICPI02

          For the purposes of this sub-clause:-


          USPPIL is the United States Producer Price Index for Industrial Commodities at the preceding September 30th and USPPI02 is that index at September 30, 2002, and

          CICPIL is the Cayman Islands Consumer Price Index at the preceding September 30th and CICPI02 is that index at September 30, 2002.

          BUT if the Cayman Islands Government does not produce a Consumer Price Index at any relevant date, the United States Government Consumer Price Index for that date must be used.

     d. The Electricity Charge is the cost of electricity (including the fuel adjustment factor) purchased from Caribbean Utilities Co. Ltd. in US$ per Kwh multiplied by 14.5. As this charge fluctuates, the Electricity Charge per 1,000 U.S. gallons in each calendar month will be adjusted to the actual cost of electricity per kwh (including the fuel adjustment factor) in each calendar month multiplied by 14.5.

     e. CWC must have the water tariff meter(s) on which the Customer's water consumption is calculated and which is installed at the junction of the Supply Line and CWC's plant recalibrated every six months by returning it to the manufacturer or by another method acceptable to the Customer and the meter must have a margin of error not greater than +/-1.5% within the range of 150,000 to 200,000 U.S. gallons per day.

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     f.   The parties will read the tariff meter(s) at 10:00 a.m., or such other time as they agree, on the last day of each calendar month. Both parties are entitled to be present by an authorised representative.

     g. CWC must invoice the Customer each calendar month for the Monthly Charge for the previous month and any unpaid balance on the account (including interest on any late payments at the rate set out below) and the Customer must pay each invoice within ten (10) days failing which, without prejudice to any other rights under this Agreement, CWC may cease supplying water until the Company pays the invoice in full together with interest at the rate of 1.5% per month calculated on a daily basis from the due date to the date of payment, which CWC may charge whether or not it continues to supply water.

4.   SECURITY DEPOSIT

     The Customer must pay CWC on the date of this Agreement, a deposit of US$40,000.00 (receipt of which CWC acknowledges) which CWC must hold on account of the payment of the Monthly Charge during the last three months of the Term. Accordingly, during the notice period required by clause 6(2), no further payments of invoices need be made by the Customer unless and until the total of those invoices exceeds US$40,000.00 at which time all the provisions of this Agreement relating to payment will apply once more. If at the end of the Term, any portion of the deposit remains unused, CWC must immediately refund it to the Customer without interest.

5.   FORCE MAJEURE

     Notwithstanding anything to the contrary in this Agreement, the rights of either party against the other and any corresponding obligations of the other will be suspended during any period in which this Agreement cannot be carried out because of force majeure which includes, without limitation, hurricane, fire, flood or other acts of God, accident, explosion, war, strike, lockout, labour trouble, expropriation by Governmental authority, regulation, orders or requests of Governmental agencies or inability by the exercise of reasonable diligence to obtain supplies, materials or power.

6.   TERMINATION

     (1) This Agreement may, without prejudice to any other rights which the terminating party may have against the other, be immediately terminated by either party if the other party:-

          (a) does not comply with any of its representations, warranties or agreements set out in this Agreement and does not remedy the breach (if capable of remedy) within 30 days of service on it of notice so to do; or

          (b) is prohibited from performing its obligations under this Agreement as a result of any applicable law or regulation.

     (2) Either party may terminate this Agreement without cause on giving one hundred and twenty (120) days notice to the other expiring at the end of a calendar month but no such termination may be effective prior to 31st December 2004.

7.   NOTICES

     Any notice required or permitted under this Agreement must be in writing and must be delivered by hand or sent by registered mail to the party to be served at its address on page 1 or such other address in the Cayman Islands as either party may advise the other by similar notice. Notices sent by


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     mail are deemed to be served 7 business days following posting in a properly prepaid envelope and notices delivered by hand are deemed received on delivery. Notices may also be served by telex or telecopier at the sender's risk as to receipt.

8.   ENTIRE AGREEMENT, BINDING EFFECT AND MODIFICATION

     This Agreement is binding on the parties and their respective successors and assigns and may be amended or modified only by a further written agreement signed by both parties. This Agreement sets out the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements and understandings whether oral or written relating to it.

9.   DEFINITIONS

     For the purposes of this Agreement:-

     a. "the Electricity Charge" means the charge calculated in accordance with clause 3.d;

     b. "the Monthly Charge" means the total of either the Royalty-Due Consumption Charge or Royalty-Free Consumption Charge, as applicable, and the Electricity Charge in respect of each month;

     c. "the Royalty-Due Consumption Charge" means US$9.25, subject to adjustment in accordance with clause 3.c;

     d. "the Royalty-Free Consumption Charge" means US$8.60, subject to adjustment in accordance with clause 3.c;

     e. "the Licence" means the Company's licence under the Water (Production and Supply) Law dated 16 July 1990, as amended from time to time;

     f. "the Storage Tank" means the storage tank constructed by the Customer on its land, capable of storing not less than 350,000 U.S. gallons of water to which the Supply Line is connected by an intake pipe at a height from the ground of not more than twenty feet (which is the maximum height of the water level in the tank) to the intent that the Customer will be able to obtain water for short periods at a greater rate per hour than is agreed to be supplied under this Agreement.

     g. "the Supply Line" means a 6" diameter product water pipe constructed by the Customer to CWC's specifications at the position on the boundary line of CWC's land on West Bay Road specified by CWC.

     h. "the Term" means the period commencing 1st January 2003 and ending on the date on which it is lawfully terminated in accordance with clause 6.

10.  APPLICABLE LAW AND FORUM

     This Agreement is governed by and must be construed in accordance with the laws of the Cayman Islands.


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SIGNED for and on behalf of

CONSOLIDATED WATER CO. LTD. by:-



/s/ Frederick McTaggart
---------------------------------------------------
Director


In the presence of:-



/s/ Brent Santha
---------------------------------------------------
Witness  Brent Santha




SIGNED for and on behalf of

SAFE HAVEN LTD. by:-

illegible
---------------------------------------------------
 CFO


In the presence of:-



illegible
---------------------------------------------------
Witness


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